                                                           Registration No. 333-

    As filed with the Securities and Exchange Commission on November _, 2000

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            -------------------------
                         POST-EFFECTIVE AMENDMENT NO. 1
                                    FORM SB-2
                                  TO CONVERT TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                -----------------

                              BITWISE DESIGNS, INC.
               (Exact name of Registrant as specified in charter)

          Delaware                                           14-1673067
(State or other jurisdiction                               (I.R.S. Employer
of incorporation or organization)                          Identification Number)

                              2165 Technology Drive
                           Schenectady, New York 12308
                                 (518) 346-7799
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                -----------------

                                  John T. Botti
                      President and Chief Executive Officer
                              2165 Technology Drive
                           Schenectady, New York 12308
                                 (518) 346-7799
          (Name and address, including zip code, and telephone number, including area code, of agent for service)

                                -----------------

                                 With copies to:
                             Victor J. DiGioia, Esq.
                           Michael A. Goldstein, Esq.
                            Goldstein & DiGioia, LLP
                              369 Lexington Avenue
                            New York, New York 10017
                            Telephone (212) 599-3322
                            Facsimile (212) 557-0295

       Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

       If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plan, please check the following box. [ ]

       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________________.

       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________________

       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE*

==============================================================================================================================
Title of Shares to be Registered                      Amount to be      Proposed            Proposed          Amount of
                                                      Registered         Maximum             Maximum          Registration
                                                                   Offering Price per       Aggregate         Fee
                                                                        Share (1)       Offering Price(1)
------------------------------------------------------------------------------------------------------------------------------

Common Stock, par value $.001.........                 1,572,750         $5.75             $8,928,312.50           $2,482.07

------------------------------------------------------------------------------------------------------------------------------

Common Stock underlying Privately Issued                 757,000         $5.75             $4,467,750              $1,242.03
Warrants, par value $.001(2)...................
------------------------------------------------------------------------------------------------------------------------------

Common Stock underlying Series B                         666,667         $5.75             $3,833,335.25           $1,065.67
Preferred Stock, par value $.001(3)..........
------------------------------------------------------------------------------------------------------------------------------

Common Stock underlying Series C                         999,999         $5.75             $5,749,994.50           $1,598.50
Warrants, par value $.001(4)...................
------------------------------------------------------------------------------------------------------------------------------

Common Stock underlying Series B                       1,520,000         $5.75             $8,740,000              $2,429.72
Warrants, par value $.001(5)...................
------------------------------------------------------------------------------------------------------------------------------
Common Stock underlying Privately Issued                 370,000       $14.375(6)          $5,318,750              $1,404.15
Warrants, par value $.001(2)...................
------------------------------------------------------------------------------------------------------------------------------

Common Stock underlying Privately Issued                 520,000       $4.25(7)            $2,470,000              $  652.08
Warrants, par value $.001(2)..........
------------------------------------------------------------------------------------------------------------------------------

Common Stock, par value $.001.............                25,000       $4.25(7)            $  118,750              $   31.35
------------------------------------------------------------------------------------------------------------------------------
Total......................                            6,431,416                           $39,626,892.25          $10,905.57
==============================================================================================================================


* Pursuant to Rule 429, this Registration Statement and the Prospectus contained herein includes (1) 1,572,750 shares of Common Stock; (2) 1,127,000 shares of Common Stock issuable upon exercise of certain privately-issued C Common Stock Purchase Warrants; (3) 666,667 shares of Common Stock issuable upon the conversion of outstanding shares of Series B Preferred Stock; (4) 999,999 shares of Common Stock issuable upon exercise of Series C Common Stock Purchase Warrants; and (5) 1,520,000 shares of Common Stock issuable upon exercise of Series B Common Stock Purchase Warrants previously registered by the Registrant (Registration Statement No. 333-91475). The Registrant has previously filed and paid a registration fee of $10,222.14 with respect to the foregoing shares previously registered.

(1) Total estimated solely for the purpose of determining the registration fee. Based upon the average high and low prices of Bitwise's Common Stock as reported on the Nasdaq SmallCap Market on November 16, 1999 ($5.75).

(2) Represents Shares of Common Stock issuable upon exercise of outstanding privately issued Common Stock purchase warrants held by certain security holders. Pursuant to Rule 416 of the Securities Act of 1933, as amended (the "Act"), there are being registered such additional number of shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of the Warrants.

(3) Represents Shares of Common Stock issuable upon exercise of the conversion of outstanding shares of Series B Preferred Stock held by certain security holders. Bitwise is registering a maximum of 666,667 shares issuable upon conversion, based on the rate of the issue price of $25 per share divided by $1.875. Pursuant to Rule 416 of the Securities Act of 1933, as amended (the "Act"), there are being registered such additional number of shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of the Series B Preferred Stock as it relates to stock splits, recapitalizations and the like.

(4) Represents Shares of Common Stock issuable upon exercise of outstanding Series C Common Stock purchase warrants held by certain security holders. Pursuant to Rule 416 of the Securities Act of 1933, as amended (the "Act"), there are being registered such additional number of shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of the Warrants.

(5) Represents Shares of Common Stock issuable upon exercise of outstanding Series B Common Stock purchase warrants held by certain security holders. Pursuant to Rule 416 of the Securities Act of 1933, as amended (the "Act"), there are being registered such additional number of shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of the Warrants.

(6) Total estimated solely for the purpose of determining the registration fee. Based upon the average high and low prices of Bitwise's Common Stock as reported on the Nasdaq SmallCap Market on January 28, 2000 ($14.375).

(7) Total estimated solely for the purpose of determining the registration fee. Based upon the average high and low prices of Bitwise's Common Stock as reported on the Nasdaq National Market on October 31, 2000 ($4.75).

                           ---------------------------

       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SECTION 8(a) MAY DETERMINE.

       ===================================================================

EXPLANATORY NOTE

       This Post-Effective Amendment No. 1 to the Registration Statement on Form SB-2 is being filed to update and convert the registration statement to a Registration Statement on Form S-3. In addition, included in this Registration Statement are 25,000 shares of common stock annd 520,000 shares of the common stock of the registrant issuable upon the exercise of certain common stock purchase warrants.

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                     Subject to completion, November 2, 2000

                                6,431,416 Shares

                              BITWISE DESIGNS, INC.

                                  Common Stock

       We are registering (1) 3,646,999 shares of Bitwise's common stock, par value $.001, which will be issued upon the exercise of (a) 1,520,000 Series B Warrants; (b) 999,999 Series C Warrants; and (c) 1,127,000 privately issued common stock purchase warrants; (2) 666,667 shares of our common stock which will be issued upon the conversion of 50,000 shares of our Series B Preferred Stock; and (3) the resale of 1,572,750 shares held by certain selling shareholders. We are also registering an additional 25,000 shares of common stock and 520,000 shares of our common stock which will be issued upon the exercise of privately issued common stock purchase warrants.

       We will not receive any of the proceeds from the sale of the Shares by the Selling Security Holders.

       Bitwise's common stock is traded in the over-the counter market and is quoted on the Nasdaq National Market under the symbol "BTWS" and on the Pacific Stock Exchange under the symbol "BTWS". On October 31, 2000, the closing price for the common stock as reported on Nasdaq was $4.75.


           PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 7 TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF
                                  COMMON STOCK.



          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER
          REGULATORY BODY HAS APPROVED OR DISAPPROVED THESE SECURITIES
           OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


       The Shares of common stock, including the Shares underlying the Series B, Series C and Private Warrants and the Shares issuable upon the conversion of the Series B Preferred Stock will be issued by Bitwise upon exercise or conversion by the holders of the warrants or preferred stock, or the transferees of the holders. The shares of common stock will be offered and sold from time to time by the Selling Security Holders and their transferees in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in privately negotiated transactions.


      Post-Effective Amendment No. 1 to Prospectus, dated __________, 2000

                                TABLE OF CONTENTS

                                                                                  PAGE
AVAILABLE INFORMATION................................................................1

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE......................................1

PROSPECTUS SUMMARY...................................................................2

THE COMPANY..........................................................................2

THE OFFERING.........................................................................6

RISK FACTORS.........................................................................7

USE OF PROCEEDS ....................................................................13

SELLING SECURITY HOLDERS............................................................14

PLAN OF DISTRIBUTION................................................................18

REPORTS TO SHAREHOLDERS.............................................................19

LEGAL MATTERS.......................................................................19

EXPERTS  ...........................................................................19

ADDITIONAL INFORMATION..............................................................19

FORWARD LOOKING STATEMENTS .........................................................20

PART II-INFORMATION NOT REQUIRED IN THE PROSPECTUS..................................21

SIGNATURES..........................................................................27

                              AVAILABLE INFORMATION

       We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, file reports and other information with the Securities and Exchange Commission. Reports, proxy and information statements and other information that we file with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, 500 West Madison Street, Room 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site, http://www.sec.gov, that contains reports, proxy and information statements and other information that we file electronically with the SEC.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

       The following documents, heretofore filed by Bitwise Designs with the Commission pursuant to the Exchange Act, are hereby incorporated by reference, except as superseded or modified herein:

       1. Our Annual Report on Form 10-KSB, as amended, for the fiscal year ended June 30, 2000.

       2. A description of our common stock contained in our registration statement on Form 8-A filed April 17, 2000.

       Each document filed subsequent to the date of this prospectus pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and shall be part hereof from the date of filing of such document.

       All documents filed by the registrant after the date of filing the initial registration statement on Form S-3 of which this prospectus forms a part and prior to the effectiveness of such registration statement pursuant to
Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 shall be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing of such documents.

       The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any document described above (other than exhibits). Requests for such copies should be directed to Bitwise Designs, Inc., 2165 Technology Drive, Schenectady, New York 12308, telephone (518) 346-7799, Attention: Chief Financial Officer.

                               PROSPECTUS SUMMARY

       The following summary is intended to set forth certain pertinent facts and highlights from material contained in our Annual Report on Form 10-KSB, as amended, for the fiscal year ended June 30, 2000, incorporated by reference into this, prospectus.

                              BITWISE DESIGNS, INC.

OUR BUSINESS

       Bitwise Designs, Inc., and its subsidiaries DJS Marketing Group, Inc., Authentidate, Inc. and Authentigraph.com, Inc., are engaged in the manufacture and distribution of document imaging systems, computer systems and related peripheral equipment, components, and accessories, network and internet services and Internet-based authentication services.

       In March 1996, we acquired DJS (d.b.a Computer Professionals), a system integrator, and computer reseller in Albany, New York. DJS is an authorized sales and support provider for Novell, Microsoft Solutions and Lotus Notes.

       We established our Authentidate subsidiary during the fiscal year ended June 30, 2000 to engage in the business of providing end users with a service providing for the storage, confirmation and authentication of electronic data and images. Subsequent to the formation of Authentidate, we established with an German entity, Authentigraph International, A.G., a German corporation, to market the Authentidate service in certain foreign countries. Authentigraph, also established during the fiscal year ended June 30, 2000, applies the Authentidate technology to the field of signature authentication as it relates to sports memorabilia and entertainment collectibles.

PRODUCTS AND SERVICES

       Document Management Systems

       In January 1996, Bitwise, on a national level, introduced its document imaging management system under the tradename DocStar which enables users to scan paper documents onto an optical disk, hard drive or other storage medium from which they can be retrieved in seconds. This system allows users to eliminate or significantly reduce paper filing systems. We believe that a broad spectrum of businesses and governmental agencies experience the problem of storage, management and security of paper documents. The DocStar product line is intended to provide a cost effective method of reducing the space necessary to store documents while granting a user the ability to instantly retrieve documents.

       The operation of a document management system is similar to the operation of a facsimile machine. Documents are fed into an optical scanner that reads the documents and stores the information on one of several alternative mass storage devices. Documents can also be transmitted from or to the system via facsimile machine or modem. Documents can be retrieved almost instantaneously for viewing, printing or faxing thereby offering a significant time-saving tool to the modern office.

       We market the document management system under the tradename DocStar through a national dealer network. We own one dealership in the Albany, New York region, which also serves as a test market for new applications and software.

       Internet Authentication Services

       During the fiscal year ended June 30, 2000, we established the following subsidiaries to provide authentication services:

       - Authentidate, Inc. - to provide a service to accept and store electronic files via the Internet and date and time stamps those files with a secure clock to proved content, date and time authenticity;

       - Authentigraph.com, Inc. - to develop an authentication service for use in the sports memorabilia and collectibles industries; and

       - Authentidate International, A.G. - a joint venture with a German entity to market the Authentidate service in certain foreign countries.

       Computer Products and Services

       Along with our subsidiary, DJS, we primarily market the following different products and services:

       -      Computer Products and Integration Services;

       -      Network Services; and

       -      Internet/Intranet Development Services.

                 AUTHENTIDATE, INC. AND AUTHENTIGRAPH.COM, INC.

       We recently established a majority owned subsidiary named Authentidate, Inc., to engage in a new business line of providing end users with a service which will:

       - accept and store electronic images from networks and personal computers throughout the world and from different operating systems via the Internet;

       - indelibly date and time stamp all electronic images received using a secure clock;

       - allow users to transmit only the "secure codes" to Authentidate fileservers while maintaining the original within the customers "firewall"; and

       - allow users to prove authenticity of time, date and content of stored electronic documents.

       Authentigraph was also recently created to market Authentidate services to the sports memorabilia and collectibles industries.

       We formed a joint venture in March, 2000, known as Authentidate International, AG, with a German company to develop the Authentidate software in foreign languages and to market that product outside the Americas, Japan, Australia, New Zealand and India. We own 39% of the joint venture.

SERVICES

       Authentidate is in the process of developing a Business to Business product. There currently exists a Retail version on the Internet which was developed in large part to generate interest and to publicize the B to B version. Only minor income is expected from the retail version. We retained a third party consulting firm, Cap Gemini America, Inc., to program and develop the B to B version. This version is currently being tested and we anticipate a general release in early 2001.

                            DJS MARKETING GROUP, INC.

       DJS (d/b/a "Computer Professionals") is a network and systems integrator of computer and peripheral products for a variety of customers, including corporations, schools, government agencies, manufacturers and distributors. DJS is one of the largest systems integrators in the Albany, New York region.

       DJS provides network integration, Internet/Intranet development, accounting solutions, service, consultation, document management and video conferences. DJS also services the products it sells by employing factory trained computer technicians and network engineers.

PRODUCTS AND SERVICES

       Computer Products and Integration Services

       DJS purchases personal computers and peripheral computer products from many different suppliers. Peripheral computer products are products that operate in conjunction with computers, including but not limited to, printers, monitors, scanners, modems and software. DJS configures various computer hardware and peripheral products such as software together, to satisfy a customer's individual needs.

       Network Integration Services

       DJS' network integration group designs, implements, installs, manages and supports enterprise networks with products from Novell, Microsoft, UNIX, Tricord, Synoptics, Compaq, Cisco and others. Applications that the network system provides include E-mail, accounting systems, word processing, communication and any other applications that require the sharing of information. DJS designs customized solutions for its clients with precise objectives and its engineers analyze hardware, software, and cabling to ensure effective and affordable solutions.

       Internet/Intranet Development

       DJS offers services related to the Internet, including Internet connectivity, web page development, and hardware installation. Additionally, DJS assists its clients through the buying and implementation process with Internet/Intranet training and ongoing support.

       Accounting Solutions

       DJS also markets accounting systems from State-of-the-Art to various end-users such as distributors, manufacturers and wholesalers. DJS analyzes each particular client's needs and custom designs an accounting system to satisfy these needs.

       Service and Consultation

       DJS's service department is authorized to repair and maintain all major brand products sold by DJS, including warranty and post-warranty equipment. DJS generally guarantees a four hour response time for all service calls, with an average resolution time of next day. DJS's engineers also provide complete system configuration services, which includes installation of all hardware, including memory, disk drives, network or communication adapters, as well as any associated software or driver. All units are thoroughly tested after configuration and all malfunctioning units are eliminated.

       Document Management

       DJS also offers document imaging services which it believes is an efficient and financially attainable alternative to conventional, costly paper trails. Management believes digital documents can be stored, searched, retrieved and edited in a fraction of the time with complete access to the network and quality control features. Among other product lines, DJS offers customers our DocStar line.

       Sales and Marketing

       DJS markets its products and services throughout New York State, parts of Vermont and Massachusetts. DJS intends to expand its national and international sales and marketing departments. Clients include corporations, small office/home office owners, schools, government agencies, manufacturers and distributors.

OUR OFFICES

       We were initially organized in August 1985 and reincorporated under the laws of the state of Delaware in May 1992. Our executive offices are located at 2165 Technology Drive, Schenectady, New York 12308, our telephone number is
(518) 346-7799, and our Internet address is www.docstar.com.

                                  THE OFFERING

Common Stock Offered by the
Selling Security Holders.........................       6,431,416

Common Stock Outstanding
  Prior to Offering (1) .........................       14,822,261

Common Stock Outstanding
  After the Offering (2) ........................       18,602,762

Use of Proceeds (3)..............................       Bitwise will not receive any proceeds from
                                                        the sales of the Selling Shareholders. We
                                                        anticipate that proceeds received from the
                                                        exercise of any of privately issued Warrants
                                                        will be used for working capital and general
                                                        corporate purposes. Please see "Use of
                                                        Proceeds."

Nasdaq National Market Symbol
(Common Stock):                                         "BTWS"

Pacific Stock Exchange Symbol
(Common Stock):                                         "BTWS"

---------------------

(1) Based on the number of shares actually outstanding as of September 25, 2000.

Unless otherwise specifically stated, information throughout this prospectus excludes as of September 25, 2000:

- 3,000,000 shares of Common Stock reserved for issuance under our 1992 Employee Stock Option Plan, of which 2,186,173 shares have been reserved for currently outstanding options and 813,827 shares are available for future issuances, and

- 130,000 shares of Common Stock reserved for currently outstanding options under our Directors Plan.

(2) This assumes the exercise of all of the Series B Warrants and Private Warrants for which underlying shares are being registered and the conversion of all shares of Series B Preferred Stock for which the Conversion Shares are hereby being registered.

(3) We will receive up to approximately $10,255,775 in proceeds upon the exercise of all of the Series B Warrants, and Private Warrants. We plan to use all such proceeds for working capital and general corporate purposes. Please see "Use of Proceeds."

                                  RISK FACTORS

       An investment in the securities offered hereby involves a high degree of risk. The following factors, in addition to those discussed elsewhere, should be considered carefully in evaluating us and our business. An investment in the securities is suitable only for those investors who can bear the risk of loss of their entire investment.

IF WE CONTINUE TO FACE UNCERTAINTIES IN MARKETING THE DOCSTAR SYSTEM, WE MAY CONTINUE TO LOSE MONEY.

       We incurred losses of $5,274,043, $3,166,488 and $5,464,059 for the fiscal years ended June 30, 2000, 1999 and 1998, respectively. Furthermore, for the last three years we have been expanding our marketing and sales efforts of the DocStar line of document imaging systems which has led to increased costs associated with the product line. We have also been investing in new technologies, namely Authentidate. We will continue to incur these costs in the future as we attempt to increase market awareness and sales of DocStar and Authentidate. Our prospects should be considered in light of the difficulties frequently encountered in connection with the establishment of a new business line and the competitive environment in which we operate. There can be no assurance that we will be able to achieve profitable operations in future operating periods.

WE HAVE LIMITED WORKING CAPITAL AND MAY NEED ADDITIONAL FUNDS TO FINANCE FUTURE OPERATIONS.

       Our capital requirements have been and will continue to be significant. We have been substantially dependent upon public offerings and private placements of our securities and on short-term and long-term loans from lending institutions to fund such requirements. We are expending significant amounts of capital to promote and market the Authentidate and DocStar products. Due to these expenditures, we have incurred significant losses to date. In the future, we may need additional funds from loans and/or the sale of equity securities to fully implement our business plans. No assurance can be given that such funds will be available or, if available, will be on commercially reasonable terms satisfactory to us. In the event such funds are not available, we will be forced to reduce its current and proposed operations.

OUR PRODUCTS MAY NOT BE ACCEPTED BY OUR CONSUMERS WHICH WOULD SERIOUSLY HARM OUR BUSINESS.

       Although we introduced our DocStar imaging system products on a national level in January 1996, demand and market acceptance for the DocStar imaging system remains subject to a high level of uncertainty. Achieving widespread acceptance of this product line will continue to require substantial marketing efforts and the expenditure of significant funds to create brand recognition and customer demand for such products. There can be no assurance that adequate marketing arrangements will be made for such products. The Authentidate product line is a new product line and there can be no assurance that these products will ever achieve widespread market acceptance or increased sales or that the sale of such products will be profitable.

IF WE CANNOT CONTINUOUSLY ENHANCE OUR PRODUCTS IN RESPONSE TO RAPID CHANGES IN THE MARKET, OUR BUSINESS WILL BE HARMED.

       The computer industry and Internet services industry are characterized by extensive research and development efforts which result in the frequent introduction of new products which render existing products obsolete. Our ability to compete successfully in the future will depend in large part on our ability to maintain a technically competent research and development staff and our ability to adapt to technological changes in the industry and enhance and improve existing products and successfully develop and market new products that meet the changing needs of our customers. Although we are dedicated to continued research and development of our products with a view towards offering products with the most advanced capabilities, there can be no assurance that we will be able to continue to develop new products on a regular basis which will be competitive with products offered by other manufacturers. At the present time, we do not have a targeted level of expenditures for research and development. We will evaluate all opportunities but believe the majority of our research and development will be devoted to enhancements of our existing products.

       Technological improvements in new products that we and our competitors offer, which, among other things, results in the rapid decline of the value of inventories, as well as the general decline in the economy and other factors, have resulted in recent declines in retail prices for computer products. As competitive pressures have increased, many companies have ceased operation and liquidated inventories, further increasing downward pricing pressure. Such declines have, in the past, and may in the future, reduce our profit margins.

WE DO NOT HAVE PATENTS ON ALL THE TECHNOLOGY WE USE WHICH COULD HARM OUR COMPETITIVE POSITION.

       We do not currently hold any patents and the technology embodied in our current products cannot be patented. We have three patents pending for the innovative technology underlying the Authentidate business plan that can verify the authenticity of digital images by employing a secure clock to stamp the date and time on each image captured and have registered as trademarks the logo "BitWise Designs," "DocStar" and "Authentidate". We rely on confidentiality agreements with our key employees to the extent we deem it to be necessary. We further intend to file a patent application for any new products we may develop, to the extent any technology included in such products is patentable, if any. There can be no assurance that any patents in fact, will be issued or that such patents will be effective to protect our products from duplication by other manufacturers. In addition, there can be no assurance that any patents that may be issued will be effective to protect our products from duplication by other developers.

       Other companies operating within our business segment may independently develop substantially equivalent proprietary information or otherwise obtain access to the our know-how. In addition, there can be no assurance that we will be able to afford the expense of any litigation which may be necessary to enforce its rights under any patent. Although we believe that the products we sell do not and will not infringe upon the patents or violate the proprietary rights of others, it is possible that such infringement or violation has or may occur.

       In the event that products we sell are deemed to infringe upon the patents or proprietary rights of others, we could be required to modify our products or obtain a license for the manufacture and/or sale of such products. There can be no assurance that, in such an event, we would be able to do so in a timely manner, upon acceptable terms and conditions, or at all, and the failure to do any of the foregoing could have a material adverse effect upon our business. Moreover, there can be no assurance that we will have the financial or other resources necessary to enforce or defend a patent infringement or proprietary rights violation action. In addition, if our products or proposed products are deemed to infringe upon the patents or proprietary rights of others, we could, under certain circumstances, become liable for damages, which could also have a material adverse effect on our business.

WE DEPEND ON OTHERS FOR COMPONENTS OF OUR PRODUCTS, WHICH MAY RESULT IN DELAYS AND QUALITY-CONTROL ISSUES.

       We do not own or lease any manufacturing facilities and do not manufacture any of the component parts for our products. Rather, we purchase all of these components from unaffiliated suppliers. All of our products are assembled at our facilities. We believe that at the present time we have sufficient sources of supply of component parts, and that in the event any existing supplier ceases to furnish component parts to us, alternative sources are available. However, there can be no assurance that the future production capacity of our current suppliers and manufacturers will be sufficient to satisfy our requirements or that alternate suppliers and manufacturers will be available on commercially reasonable terms, or at all. Further, there can be no assurance that the availability of such supplies will continue in the future.

IF OUR PRODUCTS ARE NOT COMPETITIVE, OUR BUSINESS WILL SUFFER.

       Bitwise and its subsidiaries are engaged in the highly competitive businesses of assembling and distributing document imaging systems, Internet products, computer hardware and software as well as technical support services for such businesses. The document imaging business is competitive and we compete with major manufacturers. Many of these companies have substantially more experience, greater sales, as well as greater financial and distribution resources than do we. The most significant aspects of competition are the quality of products, including advanced capabilities, and price. There can be no assurance the Company can effectively continue to compete in the future.

       The Authentidate business is a new business line and the level of competition in unknown at this point in time. There can be no assurances, however, that Authentidate products will achieve market acceptance.

       Our DJS subsidiary is engaged in the highly competitive business of systems integration, computer services and computer reselling. DJS competes with many small and local companies which provide similar technical services to those offered by DJS. Additionally, DJS must compete with other computer resellers, many of whom have greater financial and technical resources. There can be no assurance that DJS will be able to compete successfully with these competitors.

IF WE LOSE OUR PRESIDENT, OUR BUSINESS WILL BE HARMED.

       Our success is largely dependent upon the services of our Chairman of the Board and President, John T. Botti. The loss of his services would have a material adverse affect on our business and prospects. We have entered into a three-year employment agreement with Mr. Botti expiring in January, 2003. We have obtained, for our benefit, "key man" life insurance in the amount of $1,000,000 on Mr. Botti's life.

SINCE WE HAVE NOT PAID DIVIDENDS ON OUR COMMON STOCK, YOU MAY NOT RECEIVE INCOME FROM THIS INVESTMENT.

       We have not paid any dividends on our Common Stock since our inception and do not contemplate or anticipate paying any dividends on our Common Stock in the foreseeable future. Earnings, if any, will be used to finance the development and expansion of our business.

IF OUR COMMON STOCK IS DELISTED FROM NASDAQ, LIQUIDITY IN OUR COMMON STOCK MAY BE AFFECTED.

       Our Common Stock is listed for trading on the Nasdaq National Market. In order to continue to be listed on Nasdaq, however, we must meet certain criteria, including one of the following:

       - maintaining $4,000,000 in net tangible assets, a minimum bid price of $1.00 per share and a market value of its public float of $5,000,000; or

       - having a market capitalization of at least $50,000,000, a minimum bid price of $5.00 per share and a market value of its public float of $15,000,000.

       On June 30, 2000, our bid price was $5.875. The dilution to our shareholders which could be caused by the widespread conversion of the Series B Preferred Stock could cause the per share value of our common stock to drop below the minimum bid of $1.00 required for continued listing. As of June 30, 2000, we had net tangible assets of approximately $15,700,000 and the market value of our public float was $60,215,435.

       If in the future should we fail to meet Nasdaq maintenance criteria, our Common Stock may be delisted from Nasdaq, and trading, if any, in our securities would thereafter be conducted in the non-Nasdaq over-the-counter market. As a result of such delisting, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our securities.

       Although we anticipate that our Common Stock will continue to be listed for trading on Nasdaq, if the Common Stock were to become delisted from trading on Nasdaq and the trading price of the Common Stock were to fall below $5.00 per share on the date the Common Stock was delisted, trading in such securities would also be subject to the requirements of certain rules promulgated under the Exchange Act, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of such securities and the ability of purchasers to sell their securities in the secondary market.

OUR PREFERRED STOCK FINANCING MAY RESULT IN DILUTION TO OUR COMMON SHAREHOLDERS.

       Dilution of the per share value of our common shares could result from the conversion of most or all of the Series B Preferred Stock we sold in a private placement in October 1999. Holders of our Series B Preferred Stock may convert these shares into shares of our common stock at a conversion price of $1.875 beginning one year after the issuance of the Series B Preferred Stock. However, after three years from the closing, the conversion price is subject to a floating rate equal to the lower of $1.875 or the average of the closing bid and asked prices of our common stock for the immediately preceding ten consecutive trading days ending one day prior to the notice of conversion.

       The following chart presents the maximum number of common shares issuable on conversion of the Series B Preferred Stock based on different conversion rates. While we expect to issue a maximum of 666,667 shares of common stock upon conversion of the Series B Preferred Stock during the first three years following the private placement, we could issue a significantly greater number of common shares upon conversion of the Series B Preferred Stock after October 5, 2002, when the floating conversion rate is triggered.

====================================================================================================
                                                                         Percentage of Total Shares
Conversion            Conversion        Maximum Number of Shares              of Common Stock
Period                   Rate           of Common Stock Issuable                Outstanding
====================================================================================================
10/5/1999 -              N/A                        0                                 0
10/5/2000
----------------------------------------------------------------------------------------------------
10/6/2000 -            $1.875                    666,667                            4.9%
10/5/2002
----------------------------------------------------------------------------------------------------
10/6/2002 -            $1.875                    666,667                            4.9%
----------------------------------------------------------------------------------------------------
10/6/2002 -             $1.50                    833,333                            6.1%
----------------------------------------------------------------------------------------------------
10/6/2002 -             $1.00                   1,250,000                           8.9%
----------------------------------------------------------------------------------------------------
10/6/2002 -             $0.75                   1,666,667                          11.5%
====================================================================================================

       Regardless of the date of exercise, dilution could occur from the widespread conversion of the Series B Preferred Stock. The following scenarios could result in dilution to our common shareholders:

       - In either period, the conversion price could be lower than the actual trading price on the day of conversion. This could result in the holder immediately selling all of its converted common shares, which would have a dilutive effect on the value of the outstanding common shares.

       - After three years, if the average trading price falls below $1.875, the lower the average trading price, the greater the number of common shares that a holder of our Series B Preferred Stock will receive upon conversion. This might further encourage the holders of the Series B Preferred Stock to covert their shares into common shares. The increased number of common shares would further depress the average trading price of our common stock.

       - The significant downward pressure on the trading price of our common stock as Series B Preferred Stock holders converted these securities and sell the common shares received on conversion could encourage short sales by the holders of Series B Preferred Stock or other shareholders. This would place further downward pressure on the trading price of our common stock. Even the mere perception of eventual sales of common shares issued on the conversion of the Series B Preferred Stock could lead to a decline in the trading price of our common stock.

WE HAVE SOLD RESTRICTED SHARES WHICH MAY DEPRESS OUR STOCK PRICE WHEN IT IS SELLABLE UNDER RULE 144.

       Approximately 2,290,862 shares of Common Stock currently outstanding, including the Shares being registered for resale pursuant to this Prospectus, may be deemed "restricted securities" as that term is defined under the Securities Act of 1933 (the "Act"), and in the future, may be sold pursuant to a registration under the Act, in compliance with Rule 144 under the Act, or pursuant to another exemption therefrom. Rule 144 provides, that, in general, a person holding restricted securities for a period of one year may, every three months thereafter, sell in brokerage transactions an amount of shares which does not exceed the greater of one percent of our then outstanding Common Stock or the average weekly trading volume of the Common Stock during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of shares without any quantity limitations by a person who is not an affiliate of ours and was not an affiliate at any time during the 90 day period prior to sale and who has satisfied a two year holding period. Sales of our Common Stock by certain present stockholders under Rule 144 may, in the future, have a depressive effect on the market price of our securities. In addition, the sale of shares by officers and directors and other affiliated shareholders, may also have a depressive effect on the market for our securities.

OUR OUTSTANDING OPTIONS AND WARRANTS MAY DEPRESS OUR STOCK PRICE.

       As of June 30, 2000, there were outstanding immediately exercisable stock options to purchase an aggregate of 2,316,173 shares of Common Stock at exercise prices ranging from $0.34 to $11.250 per share, and outstanding immediately exercisable warrants to purchase an aggregate of 3,025,477 shares of Common Stock at exercise prices ranging from $.88 to $11.25 per share, including the Shares underlying the Series B Warrants and the Private Warrants being registered for resale pursuant to this Prospectus. In addition, there are outstanding 50,000 shares of our Series B Preferred Stock, which is convertible into an aggregate of 666,667 Shares of Common Stock. These Conversion Shares are also being registered for resale pursuant to this Prospectus. To the extent that outstanding stock options and warrants are exercised or the Series B Preferred Stock is converted, dilution to our shareholders will occur. Moreover, the terms upon which we will be able to obtain additional equity capital may be adversely affected, since the holders of the outstanding options and warrants can be expected to exercise or convert them at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable to us than the exercise and conversion terms provided by the outstanding options, warrants and preferred stock.

IF WE CANNOT OFFSET FUTURE TAXABLE INCOME OUR TAX LIABILITIES WILL INCREASE.

       At June 30, 2000, the date of our most recent fiscal year end, we had net operating loss carryforwards ("NOLS") for federal income tax purposes of approximately $17,600,000 available to offset future taxable income. Under
Section 382 of the Internal Revenue Code of 1986, as amended, utilization of prior NOLS is limited after an ownership change, as defined in Section 382, to an annual amount equal to the value of the corporation's outstanding stock immediately before the date of the ownership change multiplied by the federal long-term exempt tax rate. Use of our NOLS could also be limited as a result of grants of stock options under stock option plans and other events. In the event we achieve profitable operations, any significant limitation on the utilization of NOLS would have the effect of increasing our current tax liability.

SINCE THE HOLDERS OF OUR OUTSTANDING SERIES A PREFERRED STOCK CONTROL OUR BOARD OF DIRECTORS, OTHER SHAREHOLDERS MAY NOT BE ABLE TO INFLUENCE OUR DIRECTION.

       Our Certificate of Incorporation authorizes our Board of Directors to issue up to 5,000,000 shares of Preferred Stock, from time to time, in one or more series. The Board of Directors is authorized, without further approval of the stockholders, to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges and restrictions applicable to each new series of Preferred Stock. We previously established 200 shares of Series A Preferred Stock which are owned by John Botti and Ira Whitman, our founders and officers. The Series A Preferred Stock entitles the holders to elect a majority of the Board of Directors. The existence of such stock could adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of us, discourage bids for the Common Stock at a premium, or otherwise adversely affect the market price of the Common Stock. In addition, we issued 50,000 shares of our Series B Preferred Stock in our October, 1999 private offering.

                                 USE OF PROCEEDS

       Some of the Shares being registered will be acquired from us upon the exercise of currently outstanding Series B and Private Warrants. We would receive $10,255,775 in proceeds if all of the Series B and Private Warrants are exercised. We plan to use all proceeds generated from the exercise of warrants for working capital and general corporate purposes. We will receive none of the proceeds from the sale of the Shares.

                            SELLING SECURITY HOLDERS

       We have agreed to register the resale of outstanding Shares of Common Stock and the Shares underlying the Series B, Series C and Private Warrants and the Shares into which the Series B Preferred Stock is convertible under the Securities Act and to pay all expenses in connection therewith. An aggregate of 6,431,416 Shares and may be offered and sold pursuant to this prospectus by the Selling Shareholders. Except as set forth below, none of the Selling Shareholders has ever held any position or office with us or had any other material relationship with us.

                                                                                                  SHARES/         PERCENTAGE OF
                                                                                                  WARRANT            SHARES
                                                   SHARES/                  SHARES/               SHARES/          OWNED AFTER
                                               WARRANT SHARES/          WARRANT SHARES/         CONVERSION          OFFERING
                                              CONVERSION SHARES        CONVERSION SHARES          SHARES               (1)
           NAME AND ADDRESS OF                BENEFICIALLY OWNED            OFFERED             OWNED AFTER
         SELLING SECURITY HOLDER              PRIOR TO OFFERING                                  OFFERING

Windhorst New Technologies, Agi.G                0/125,000/0              0/125,000/0                0                 ++
(32)

PFK Development Group I, LLC(33)                 0/125,000/0              0/125,000/0                0                 ++

Paul F. Klapper (34)                              0/67,500/0               0/67,500/0                0                 ++

Harvey Birdman (34)                               0/27,000/0               0/27,000/0                0                 ++

Boston Holdings, LLC (34)                         0/54,000/0               0/54,000/0                0                 ++

Norman Berman and Karen Kaskey                   0/121,500/0              0/121,500/0                0                 ++
as Joint Tenants (34)

AmTrust Financial Services, Inc.(35)              25,000/0/0               25,000/0/0                0                 ++

Nicholas Themelis (2)                             51,500/0/0               20,000/0/0            31,500/0/0            ++

Corporate Funding Group, LLC (3)               131,180/0/26,667            0/0/26,667            131,180/0/0           ++

Shore Venture Group, LLC (4)                     0/300,000/0              0/300,000/0                0                 ++

Tami Skelly (5)                                0/150,000/66,667         0/150,000/66,667             0                 ++

1800 Patrick Corp.(11)                           189,800/0/0              150,000/0/0            39,800/0/0            ++

Interpacific Capital Corp. (6)                   400,000/0/0              400,000/0/0                0                 ++

Bantry Bay Associates, LLC (7)               284,000/150,000/          150,000/150,000/          134,000/0/0           ++
                                                      66,667                   66,667

Gateway Network, LLC (8)                     181,800/300,000/          181,800/300,000/              0                 ++
                                                     133,333                  133,333

Azure Capital, LLC (9)                       311,750/240,000/0         311,750/240,001/0             0                 ++

RW Capital, LLC (10)                         311,748/240,000/0         311,748/240,000/0             0                 ++

Charles Schwab & Co. F/B/O Craig                133,398/0/0               133,398/0/0                0                 ++
Gross, IRA

                                                                                                  SHARES/         PERCENTAGE OF
                                                                                                  WARRANT            SHARES
                                                   SHARES/                  SHARES/               SHARES/          OWNED AFTER
                                               WARRANT SHARES/          WARRANT SHARES/         CONVERSION          OFFERING
                                              CONVERSION SHARES        CONVERSION SHARES          SHARES               (1)
           NAME AND ADDRESS OF                BENEFICIALLY OWNED            OFFERED             OWNED AFTER
         SELLING SECURITY HOLDER              PRIOR TO OFFERING                                  OFFERING

Charles Schwab & Co. F/B/O Frank                 129,398/0/0              120,398/0/0                0                 ++
Skelly, IRA

Continental Capital & Equity Corp.             72,750/200,000/0        72,750/200,000/0              0                 ++
(12)

Stonewall Capital, Inc. (13)                     0/120,000/0              0/120,000/0                0                 ++

Canterbury Companies, Inc. (14)                20,000/20,000/0          20,000/20,000/0              0                 ++

Robert Raffa (15)                                 0/10,000/0              0/10,000/0                 0                 ++

Candle Business Systems, Inc. (16)                0/10,000/0              0/10,000/0                 0                 ++

2B Systems, Inc. (17)                              0/5,000/0                0/5,000/0                0                 ++

B.E. Associates, Inc. (18)                         0/7,000/0                0/7,000/0                0                 ++

Jack Erlanger (19)                                0/174,286/0             0/160,000/0            0/14,286/0            ++

Jack Ferraro (20)                                 0/160,000/0             0/160,000/0                0                 ++

Kevin Kelly (21)                                  0/20,000/0               0/20,000/0                0                 ++

Advanced Imaging, Inc. (22)                       0/10,000/0               0/10,000/0                0                 ++

Greener Fairways, Inc. (23)                   100,001/0/373,333        100,001/0/373,333             0                 ++

New Perspectives, Inc. (24)                   100,000/400,000/0        100,000/400,000/0             0                 ++

Michael Wu (25)                                    0/2,500/0                0/2,500/0                0                 ++

JERB Associates, Inc. (26)                        0/40,000/0               0/40,000/0                0                 ++

Victor DiGioia (27)                             1,000/47,500/0             0/47,500/0           1,000/0/0/0            ++

Brian Daughney (28)                               0/20,000/0               0/20,000/0                0                 ++

Barry Lax (29)                                     0/2,000/0                0/2,000/0                0                 ++

Michael Goldstein (30)                            11,500/0/0               11,500/0/0                0                 ++

Barbara Cereghino (31)                               0/750/0                  0/750/0                0                 ++

Dorothy Philipps (31)                                0/750/0                  0/750/0                0                 ++

-------------------------------------
++     Percentage is less than 1%.
-------------------------------------

(1) Computed for purposes herein to give effect to the exercise of all Warrants held by such Selling Security Holder and not any other Selling Security Holder. Figures are computed based upon 17,819,513 shares of Common Stock outstanding on the effective date of this Registration Statement.

(2) Mr. Themelis is a director and the Chief Technology Officer of Bitwise and entered into an agreement, September 23, 1999, to provide business advisory services to Bitwise. Includes 20,000 Shares which are being registered pursuant to this Registration Statement. Excludes options to purchase 250,000 shares, which are not being registered in this prospectus.

(3) Corporate Funding Group, LLC entered into an agreement, dated September 21, 1999, to provide financial consulting services to Bitwise. Includes 50,090 Shares, which are being registered pursuant to this Registration Statement. Also includes 26,667 Shares issuable upon Conversion of Series B Preferred Stock. Mr. Craig Gross possesses investment control of these shares.

(4) Shore Venture Group, LLC has entered into a contract with Bitwise to perform services related to the formation of the web-site for Authentidate.com, Inc.

(5) Includes 150,000 Shares issuable upon exercise of Series B Warrants which are being registered pursuant to this Registration Statement. Also includes 66,667 Shares issuable upon Conversion of Series B Preferred Stock.

(6)    Mr. Douglas Luce possesses investment control of these shares.

(7) Includes 150,000 Shares issuable upon exercise of Series B Warrants which are being registered pursuant to this Registration Statement. Also includes 66,667 Shares issuable upon Conversion of Series B Preferred Stock. Ms. Tami Skelly possesses investment control of these shares.

(8) Includes 300,000 Shares issuable upon exercise of Series B Warrants which are being registered pursuant to this Registration Statement. Also includes 133,333 Shares issuable upon Conversion of Series B Preferred Stock. Mr. Craig Gross possesses investment control of these shares.

(9) Includes 240,000 Shares issuable upon exercise of Series B Warrants which are being registered pursuant to this Registration Statement.

(10) Includes 240,000 Shares issuable upon exercise of Series B Warrants which are being registered pursuant to this Registration Statement.

(11)   Investment control of these shares held by Mr. Frank Skelly.

(12) Continental Capital will provide certain financial consulting services to Bitwise. Includes 25,000 warrants to purchase common stock at an exercise price of $3.00 per share; 25,000 warrants to purchase common stock at an exercise price of $5.50 per share; 50,000 warrants to purchase common stock at an exercise price of $6.88 per share; 50,000 warrants to purchase common stock at an exercise price of $8.25 per share; and 50,000 warrants to purchase common stock at an exercise price of $11.25 per share.

(13) Includes three warrants each to purchase 40,000 shares of common stock at exercise prices of $1.56, $2.07, and $3.58. All three warrants are exercisable until September 1, 2000.

(14) Includes warrants to purchase 20,000 shares of common stock at an exercise price of $3.4375 and is exercisable until August15, 2002.

(15) Includes warrants to purchase 10,000 shares of common stock at an exercise price of $4.4375 and is exercisable until September 12, 2001.

(16) Includes warrants to purchase 10,000 shares of common stock at an exercise price of $6.4375 and is exercisable until February 26, 2001.

(17) Includes warrants to purchase 5,000 shares of common stock at an exercise price of $7.00 and is exercisable until December 22, 2000.

(18) Includes warrants to purchase 7,000 shares of common stock at an exercise price of $5.3125 and is exercisable until November 21, 2000.

(19) Includes warrants to purchase 160,000 shares of common stock at an exercise price of $3.25 and which expire on August 8, 2002.

(20) Includes warrants to purchase 160,000 shares of common stock at an exercise price of $3.25 and which expire on August 8, 2002.

(21)   Includes 20,000 shares issuable upon exercise of Series B Warrants.

(22) Includes warrants to purchase 10,000 shares of common stock at an exercise price of $1.00.

(23) Includes 100,001 shares underlying Series C Common Stock Purchase Warrants and 373,333 shares issuable upon conversion of Series B Preferred Stock. Mr. Paul Savage possesses investment control of these securities.

(24) Includes 400,000 shares underlying Series B Common Stock Purchase Warrants and 100,000 shares underlying Series C Common Stock Purchase Warrants. Ms. Jane Lucci possesses investment control of these securities.

(25) Includes warrants to purchase 2,500 shares at an exercise price of $0.875 and expire on September 9, 2004.

(26) JERB Associates is owned by Stanley R. Goldstein, Esq., a principal of Goldstein & DiGioia, LLP, counsel to Bitwise. The 40,000 Shares are underlying warrants exercisable at $0.875 and expire on September 9, 2004 and are beneficially owned by JERB Associates. Mr. Goldstein disclaims beneficial ownership of these securities.

(27) Mr. DiGioia is a principal of Goldstein & DiGioia, LLP, counsel to Bitwise. The 47,500 Shares are underlying warrants exercisable at $0.875 and expire on September 9, 2004.

(28) Mr. Daughney is a principal of Goldstein & DiGioia, LLP, counsel to Bitwise. The 20,000 Shares are underlying warrants exercisable at $0.875 and expire on September 9, 2004.

(29) Mr. Lax is an associate with of Goldstein & DiGioia, LLP, counsel to Bitwise. The 2,000 Shares are underlying warrants exercisable at $0.875 and expire on September 9, 2004.

(30) Mr. Goldstein is an associate with Goldstein & DiGioia, LLP, counsel to Bitwise.

(31) Is an employee of Goldstein & DiGioia, LLP, counsel to Bitwise. The 750 Shares are underlying warrants exercisable at $0.875 and expire on September 9, 2004.

(32) Includes warrants to purchase 125,000 shares at an exercise price of $8.03125 per share. Listed holder entered into joint venture agreement and license agreement with Bitwise and Authentidate to establish a German company to develop and market the Authentidate service in certain foreign countries. Mr. Lars Windhorst possesses investment control of these securities.

(33) Includes warrants to purchase 125,000 shares at an exercise price of $8.03125 per share. Mr. Paul Klapper possesses investment control of these securities.

(34)   Listed shares are underlying warrants exercisable at $8.00 per share.

(35) Listed holder serves as landlord to Authentidate, Inc. pursuant to an Underlease dated October 19, 2000. Shares beneficially owned by listed holder are held in escrow to secure obligations of Authentidate as subtenant.

                              PLAN OF DISTRIBUTION

       The common stock covered by this prospectus, including the shares underlying the warrants which we will issue upon the exercise by the holders of the warrants, may be offered and sold from time to time by the selling stockholders, including in one or more of the following transactions:

       -      on the over the counter market;

       -      in transactions other than on the over the counter market;

       -      in connection with short sales;

       -      by pledge to secure debts and other obligations;

       - in connection with the writing of options, in hedge transactions, and in settlement of other transactions in standardized or over-the-counter options;

       -      in a combination of any of the above transactions; or

       - pursuant to Rule 144 under the Securities Act, assuming the availability of an examination from registration.

       The selling security holders may sell their shares at market prices prevailing at the time of sale, at prices related to prevailing market prices, at negotiated prices, or at fixed prices.

       Broker-dealers that are used to sell shares will either receive discounts or commissions from the selling share holders, or will receive commissions from the purchasers for whom they acted as agents.

       The selling security holders and intermediaries through whom shares are sold may be deemed underwriters within the meaning of the Securities Act with respect to the shares offered.

       There can be no assurance that the selling security holders will sell all or any of the common stock.

       We have agreed to keep this prospectus effective for a period expiring on the earlier of the date on which all of the selling security holders' shares have been sold, the date on which all such shares are eligible for sale pursuant to Rule 144 under the Securities Act or the third anniversary of the effective date of the registration statement.

       The selling shareholders and us have agreed to customary indemnification obligations with respect to the sale of common stock by use of this prospectus.

       None of the Selling Security Holders listed in this prospectus are broker-dealers. However, Azure Capital, LLC and RW Capital, LLC are affiliates of a broker-dealer registered with the Commission. Both entities, however, purchased the securities which they beneficially own in the ordinary course of business. At the time of the purchase, these entities had no agreements or other understandings, directly or indirectly, with any person to distribute the common shares to be received upon conversion or exercise of the Series B Preferred Stock or warrants.

                             REPORTS TO SHAREHOLDERS

       Our company distributes annual reports to its stockholders, including financial statements examined and reported on by independent public accountants, and will provide such other reports as management may deem necessary or appropriate to keep stockholders informed of our company's operations.

                                  LEGAL MATTERS

       The legality of the offering of the shares will be passed upon for us by Goldstein & DiGioia, LLP, 369 Lexington Avenue, New York, New York l00l7. Goldstein & DiGioia, LLP (or members thereof) hold warrants to purchase 122,500 shares of Common Stock, which underlying shares are included in this Prospectus and Goldstein & DiGioia (or members thereof) is included as a selling security holder.

                                     EXPERTS

       The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-KSB for the years ended June 30, 2000 and 1999 have been so incorporated in reliance on the report of PriceWaterhouseCoopers, LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

       We have filed a Registration Statement under the Act with the Securities and Exchange Commission, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to our company and such securities, reference is made to the registration statement and to the exhibits and schedules filed therewith. Each statement made in this prospectus referring to a document filed as an exhibit to the registration statement is qualified by reference to the exhibit for a complete statement of its terms and conditions. The registration statement, including exhibits thereto, may be inspected without charge to anyone at the office of the Commission, and copies of all or any part thereof may be obtained from the Commission's principal office in Washington, D.C. upon payment of the Commission's charge for copying.

                           FORWARD LOOKING STATEMENTS

       Certain statements in this Prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. We desire to avail ourselves of certain "safe harbor" provisions of the 1995 Reform Act and are therefore including this special note to enable us to do so. Forward-looking statements included in this Prospectus or hereafter included in other publicly available documents filed with the Securities and Exchange Commission, reports to our stockholders and other publicly available statements issued or released by us involve known and unknown risks, uncertainties, and other factors which could cause our actual results, performance (financial or operating) or achievements to differ from the future results, performance (financial or operating) achievements expressed or implied by those forward looking statements. These future results are based upon management's best estimates of current conditions and the most recent results of our operations. The statements appear in a number of places in this Prospectus and include statements regarding our intent, belief or current expectations, and those of our directors or officers with respect to: (i) future revenues,(ii) product development, (iii) success in implementing the Authentidate business plan, (iv) the document imaging system industry, and (v) other matters. Our actual results could differ materially from those anticipated in the forward looking statements as a result of certain factors, including those discussed throughout this Prospectus. These risks include, but are not limited to, risks associated with recent and accumulated losses, competition, conflicts of interest, limited operating history, dependence upon one product line, and other risks detailed in this Prospectus and our Securities and Exchange Commission filings, including our Annual Report on Form 10-KSB, Form 10-QSB as well as recently filed Reports on Form 8-K, if any, each of which could adversely affect our business and the accuracy of the forward looking statements contained herein.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

       Expenses in connection with the issuance and distribution of the securities being registered herein are estimated.

                                                                                 Amount
                                                                                 ------

Securities and Exchange Commission Registration Fee....................      $10,905.57

Printing and Engraving Expenses........................................         $5,000*

Accounting Fees and Expenses...........................................        $15,000*

Legal Fees and Expenses................................................             $0*

Blue Sky Fees and Expenses.............................................      $2,500.00*

Transfer Agent and Registrar Fees......................................         $2,000*

Miscellaneous Fees and Expenses........................................         $1,500*

         Total.........................................................      $36,905.57
                                                                             ==========

* Estimated.

ITEM 15.      INDEMNIFICATION OF DIRECTORS AND OFFICERS

       The General Corporation Law of Delaware provides generally that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative in nature to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) and, in a proceeding not by or in the right of the corporation, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such suit or proceeding, if he acted in good faith and in a manner believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe his conduct was unlawful. Delaware law further provides that a corporation will not indemnify any person against expenses incurred in connection with an action by or in the right of the corporation if such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for the expenses which such court shall deem proper.

       Our By-Laws provide for indemnification of our officers and directors to the greatest extent permitted by Delaware law for any and all fees, costs and expenses incurred in connection with any action or proceeding, civil or criminal, commenced or threatened, arising out of services by or on behalf of us, providing such officer's or director's acts were not committed in bad faith. The By-Laws also provide for advancing funds to pay for anticipated costs and authorizes the Board to enter into an indemnification agreement with each officer or director.

       In accordance with Delaware law, our Certificate of Incorporation contains provisions eliminating the personal liability of directors, except for breach of a director's fiduciary duty of loyalty to the us or to our stockholders, acts or omission not in good faith or which involve intentional misconduct or a knowing violation of the law, and in respect of any transaction in which a director receives an improper personal benefit. These provisions only pertain to breaches of duty by directors as such, and not in any other corporate capacity, e.g., as an officer. As a result of the inclusion of such provisions, neither Bitwise nor our stockholders may be able to recover monetary damages against directors for actions taken by them which are ultimately found to have constituted negligence or gross negligence, or which are ultimately found to have been in violation of their fiduciary duties, although it may be possible to obtain injunctive or equitable relief with respect to such actions. If equitable remedies are found not to be available to stockholders in any particular case, stockholders may not have an effective remedy against the challenged conduct.

       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.

ITEM 16. EXHIBITS

       The following Exhibits have been previously filed with the Securities and Exchange Commission and, pursuant to Rule 17 C.F.R. 230.411, are incorporated by reference to the document referenced in brackets following the descriptions of such exhibits. Exhibits designated by (*) are filed herewith. Portions of exhibits designated by (**) have been omitted and request for confidential treatment filed with the Commission.

EXHIBIT NO.                                  DESCRIPTION
----------                                   -----------
3.1           Certificate of Incorporation of Bitwise Designs, Inc.-Delaware (Exhibit 3.3.1 to
              Registration Statement on Form S-18, File No. 33-46246-NY)

3.1.1         Certificate of Designation of Series B Preferred Stock (Exhibit 3.1.1 to Registration
              Statement on Form SB-2, File No. 333-91475)

3.2           By-Laws (Exhibit 3.2 to Registration Statement on Form S-18, File No. 33-46246-
              NY)

4.1 Form of Common Stock Certificate (Exhibit 4.1 to Registration Statement on Form S-18, File No. 33-46246-NY)

4.2 Form of Series A Preferred Stock Certificate (Exhibit 4.2 to Registration Statement on Form S-18, File No. 33-46246-NY)

4.3 Form of Note and Warrant Purchase, Paying and Conversion/Exercise agency agreement dated as of August 8, 1997 between the Company and Banca del Gottardo (Exhibit 4.7 to the Company's Form 10-KSB dated June 30, 1997).

4.4 Terms of 8% Convertible Notes due August 11, 2002 (Exhibit 4.8 to the Company's Form 10-KSB dated June 30, 1997).

4.5 Form of Series B Warrant (Exhibit 4.5 to Registration Statement on Form SB-2, File No. 333-91475)

4.6 Form of Series C Warrant (Exhibit 4.6 to Registration Statement on Form SB-2, File No. 333-91475)

4.7 Form of Warrant held by members of Goldstein & DiGioia, LLP (Exhibit 4.7 to Registration Statement on Form SB-2, File No. 333-91475)

4.8 Form of Series B Convertible Preferred Stock (Exhibit 4.8 to Registration Statement on Form SB-2, File No. 333-91475)

4.10 Form of Warrant issued to Windhorst New Technologies, Agi.G and PFK Development Group I, LLC (Exhibit 4.10 to Form 10-KSB, filed on September 28, 2000)

5 Opinion of Goldstein & DiGioia, LLP re legality of shares offered, (to be filed on amendment)

10.1 Employment agreement with John T. Botti, dated April, 1992 (Exhibit 10.8 to Registration Statement on Form S-18, File No. 33-46246-NY)

10.2 Employment agreement with Ira C. Whitman, dated April, 1992 (Exhibit 10.9 to Registration Statement on Form S-18, File No. 33-46246-NY)

10.3 1992 Employee stock option plan (Exhibit 10.10 to Registration Statement on Form S-18, File No. 33-46246-NY)

10.4 1992 Nonexecutive Directors stock option plan (Exhibit 10.11 to Registration Statement on Form S-18, File No. 33-46246-NY)

10.5          Loan agreement with Norstar Bank dated February 6, 1992 (Exhibit
              10.13 to Registration Statement on Form S-18, File No.
              33-46246-NY)

10.6 Form of Conversion Agency Agreement between the Company and Banca del Gottardo dated as of August 8, 1997 (Exhibit 10.24 to Form 10-KSB dated June 30, 1997).

10.7 Form of Warrant Agency Agreement between the Company and Banca del Gottardo dated as of August 8, 1997 (Exhibit to Form 10-KSB dated June 30, 1997).

10.8 Stock Purchase and Merger Agreement dated April 7, 1998 between the Company USI and SST. (Exhibit A to Proxy Statement dated May 8, 1998).

10.9 Financial Consulting Agreement, dated September 21, 1999, by and between Bitwise Designs and Corporate Funding Group, LLC (Exhibit
              10.9 to Registration Statement on Form SB-2, File No. 333-91475)

10.10 Consulting Agreement, dated September 23, by and between Bitwise Designs, Inc. and Nicholas Themelis (Exhibit 10.10 to Registration Statement on Form SB-2, File No. 333-91475)

10.11 Line of Credit Agreement with Bank of America, dated October 1, 1999 (Exhibit 10.11 to Registration Statement on Form SB-2, File No. 333-91475)

10.12 Service Agreement, dated September 15, 1999, by and between Bitwise Designs, Inc. and Shore Venture Group, L.L.C.(Exhibit
              10.12 to Registration Statement on Form SB-2, File No. 333-91475)

10.13 Form of Series B Preferred Stock Subscription Agreement executed by all Holders of Series B Preferred Stock (Exhibit 10.13 to Registration Statement on Form SB- 2, File No. 333-91475)

10.27 Employment Agreement between John Botti and the Company dated January 1, 2000 (Exhibit 10.27 to Form 10-KSB, filed on September 28, 2000)

10.28 Employment Agreement between Nicholas Themelis and the Company dated February 28, 2000 (Exhibit 10.28 to Form 10-KSB, filed on September 28, 2000)

10.29         Employment Agreement between Robert Van Naarden and
              Authentidate.com, Inc. dated July 5, 2000 (Exhibit 10.29 to Form 10-KSB, filed on September 28, 2000)

10.30** Joint Venture Agreement between The Company, Authentidate, Inc. and Windhorst New Technologies, AGi.G (Exhibit 10.30 to Form 10-KSB, filed on September 28, 2000)

10.31** Technology License Agreement between The Company, Authentidate, Inc. and Windhorst New Technologies, AGi.G (Exhibit 10.31 to Form 10-KSB, filed on September 28, 2000)

21 Subsidiaries of Registrant. (Exhibit 21 to Form 10-KSB, filed September 29, 2000)

23.1*         Consent of PricewaterhouseCoopers, LLP

23.2          Consent of Goldstein & DiGioia, LLP, contained in Exhibit 5.

ITEM 17.      UNDERTAKINGS

       The undersigned registrant hereby undertakes:

       A.     (1)    To file, during any period in which offers or sales are
being made, a post-effective amendment to this registration statement:

                     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

              (4) For purposes of determining any liability under the Securities Act of 1933, each filing of our company's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Schenectady, State of New York, on the 31 day of October, 2000.

                                   BITWISE DESIGNS, INC.


                                   By: /s/John T. Botti
                                       --------------------------
                                          John T. Botti
                                          President, Chief Executive Officer and
                                          Chairman

              KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below substitutes and appoints John T. Botti as his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be don in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney- in-fact and agent or his substitute, may lawfully do or cause to be done by virtue hereof.

       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:


        Signature                                   Capacity                                   Date
        ---------                                   --------                                   ----
/s/John T. Botti                             President, Chief Executive                        October 31, 2000
-------------------------------              Officer and Chairman
John T. Botti

/s/Ira C. Whitman                            Senior Vice President, Secretary,                 October 31, 2000
-----------------------------                and Director
Ira C. Whitman

/s/Robert Van Naarden                        Director and Chief Executive                      October 31, 2000
--------------------------                   Officer of Authentidate, Inc.
Robert Van Naarden

/s/Nicholas Themelis                         Chief Technology Officer,                         October 31, 2000
----------------------------                 Vice President and Director
Nicholas Themelis

/s/Steven A. Kriegsman                       Director                                          October 31, 2000
--------------------------
Steven A. Kriegsman

/s/Charles C. Johnston                       Director                                          October 31, 2000
----------------------------
Charles C. Johnston

/s/J. Edward Sheridan                        Director                                          October 31, 2000
--------------------------
J. Edward Sheridan

/s/Dennis H. Bunt                            Chief Financial Officer                           October 31, 2000
-------------------------------
Dennis H. Bunt